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                                                                    Exhibit 10.1

          Summary of Board of Director Communications Benefit

Overview

Sprint Nextel is proud of its products and services and we want our board members to enjoy the benefits of the Sprint Nextel wireless and long distance experience.

Eligibility

Active outside (non-employee) members of the Sprint Nextel Board of Directors.

Specifications

The Board of Director Communications Benefit offers our active board members wireless services, wireline long distance and calling cards for domestic and international long-distance.

An active member may have up to two wireless units plus one connection card activated on the wireless network. Wireless units will include Personal Digital Assistants (e.g., Blackberry, Treo).

To determine the value of services for purposes of periodic usage reporting and for IRS Form 1099 reporting each board member will be placed on a consumer account that best fits their total usage. Also, the value of additional services and features (e.g., ringers, call tones, directory assistance), and the retail cost of the wireless units, replacements and associated accessories will be included in the value of the communications benefit.

GSM International Phone Rental

Board members can request to use a GSM phone when traveling internationally. Costs incurred during the use of the phone will be included in the value of the communications benefit.

Customer Service

Each Sprint Nextel board member will receive a card that lists the names and numbers he or she can contact with questions regarding billing issues, long distance, wireless units, Sprint Employee Referral Offer or customer complaints.

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Taxation

Participating directors will pay any personal federal, state or local income taxes on the value of the communications benefit. The value of services will be reflected on the director's Form 1099.

Replacement Equipment and Exceptions

Sprint Nextel will pay for the replacement of a damaged wireless unit, if not covered by warranty. A director may return the damaged unit for it to go through the refurbishing process.

Exceptions for specialized equipment and accessories will be reviewed by the board on a case-by-case basis.

There may be other circumstances in which units are provided to board members (e.g., demo units, field testing units, training units, etc.); these units will be converted to a consumer account and will apply toward the wireless units under this communications benefit once the units reach production.

Sprint Employee Referral Offer (SERO):

The communications benefit includes a referral program in which directors may have up to 10 friends and family members per year activated on one of three special discounted wireless rate plans.

Termination

Directors as of July 25, 2006:

o If a board member has less than 5 years of service (including pre-merger Nextel service) the communications benefit will cease on the last day of board service and services will be converted to billed arrangements.
o If a board member has five years or more of service (including pre-merger Nextel service), the communications benefit will continue for the earlier of the number of months on the Board up to 120 months or until death. Thereafter the services will be converted to billed arrangements.

Directors Joining the Board after July 25, 2006:

The communications benefit will cease on the last day of board service and services will be converted to billed arrangements.

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